Exhibit 99.1

Recro Pharma, Inc.

Unaudited Pro Forma Combined Statements of Operations

Nine Months Ended September 30, 2021

	Recro	Pre-acquisition IriSys
	Nine months ended September 30, 2021	Six months ended June 30, 2021	July 1 to August 12, 2021	Pro forma adjustments		Pro forma combined
(amounts in thousands, except share and per share data)
Revenue	$53,057	$6,844	$1,142	$—		$61,043
Operating expenses:
Cost of sales	39,831	3,529	810	470	(a)	44,640
Selling, general and administrative	13,076	3,088	618	(1,211)	(b)	15,571
Amortization of intangible assets	835	-	-	650	(c)	1,485
Total operating expenses	53,742	6,617	1,428	(91)		61,696
Operating (loss) income	(685)	227	(286)	91		(653)
Interest expense	(11,680)	(87)	(1)	(402)	(d)	(12,170)
Gain on extinguishment of debt	3,352	866	-	-		4,218
Net (loss) income	$(9,013)	$1,006	$(287)	$(311)		$(8,605)

Loss per share:
Basic	$(0.22)					$(0.18)
Diluted	(0.22)					(0.18)

Weighted average shares outstanding
Basic	40,137,069			7,667,075	(d)	47,804,144
Diluted	40,137,069			7,667,075	(d)	47,804,144

See notes to unaudited pro forma combined statements of operations.

Recro Pharma, Inc.

Notes to Unaudited Pro Forma Combined Statements of Operations

1. Description of the transaction

On August 13, 2021, Recro Pharma, Inc. (the “Company” or "Recro") entered into a Unit Purchase Agreement (the “Purchase Agreement”) by and among the Company, IriSys, LLC, a California limited liability company (“IriSys”), IriSys, Inc., a California corporation (“IriSys Parent”), Continent Pharmaceuticals U.S., Inc., a Delaware corporation, and EPS Americas Corp., a Delaware corporation (each, a “Seller” and collectively, the “Sellers”), and IriSys Parent, in its capacity as the representative of the Sellers, pursuant to which the Company agreed to purchase 100% of the outstanding units of IriSys from the Sellers (the “Acquisition”). The closing of the Acquisition (the “Closing”) occurred simultaneously with execution of the Purchase Agreement. As a result of the Acquisition, IriSys became a wholly owned subsidiary of the Company.

The total purchase price (the “Purchase Price”) payable by the Company for the Acquisition was approximately $49.85 million, subject to certain adjustments as provided in the Purchase Agreement based on transaction expenses, cash and cash equivalents, indebtedness and net working capital of IriSys at the Closing. The Purchase Price consisted of: (i) $25.5 million in cash paid to the Sellers at the Closing; (ii) 9,302,718 shares of the Company’s common stock, par value $0.01 per share, to be issued to the Sellers six (6) months after the Closing; and (iii) a subordinated promissory note issued to certain Sellers by the Company in the aggregate principal amount of approximately $6.1 million (the “Note”). The Note is unsecured, has a three-year term, and bears interest at a rate of six percent (6%) per annum. The Note may be prepaid in whole or in part at any time prior to the maturity date. The Note is expressly subordinated in right of payment and priority to the Company’s existing loans with Athyrium Capital Management issued under that certain Credit Agreement, dated as of November 17, 2017 (as amended from time to time, the “Credit Agreement”), by and among the Company, the Company’s subsidiaries named as guarantors therein (the “Guarantors”), the lenders party thereto (the “Lenders”), and Athyrium Opportunities III Acquisition LP (“Athyrium Opportunities III”) as administrative agent.

2. Basis of presentation

The accompanying unaudited pro forma combined statements of operations combine the historical consolidated statements of operations of Recro and those of IriSys after giving effect to the Acquisition, using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations”, and applying the assumptions and adjustments described in the accompanying notes. The accompanying unaudited pro forma combined statements of operations were prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma combined statements of operations combine the operating results of Recro for the nine months ended September 30, 2021 (which includes the results of IriSys since August 13, 2021) with the operating results of IriSys both for the six months ended June 30, 2021 and for period from July 1, 2021 to August 12, 2021.

The unaudited pro forma combined statements of operations give effect to the Acquisition as if such acquisition had occurred on January 1, 2020. The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) expected to have a continuing impact on the combined results following the business combination. The unaudited pro forma combined statements of operations should be read in conjunction with the historical financial statements and the related notes thereto of Recro which are presented in Recro's Annual Report on Form 10-K for the year ended December 31, 2020, Recro's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 as well as the historical financial statements of IriSys included as exhibits 99.1 and 99.2 to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2021. The unaudited pro forma combined statements of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the Acquisition had been consummated as of January 1, 2020, nor are they necessarily indicative of the future operating results of the combined company.

No effect has been given in these pro forma financial statements for additional ongoing costs or synergistic benefits that may be realized through the combination, nor has any effect been given to costs that may be incurred in integrating operations. In addition, no adjustments have been made to eliminate non-recurring or unusual costs included in the historical results of Recro or IriSys, such as the gains on the extinguishment of debt included in the statement of operations.

Unaudited pro forma combined statements of operations for the year ended December 31, 2020 were included as exhibit 99.3 to the Company’s Current Report on Form 8-K/A filed with the SEC on September 10, 2021. Unaudited pro forma combined balance sheets are not provided herein because the balance sheet as of September 30, 2021 presented in Recro's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 includes IriSys.

3. Estimated consideration and preliminary purchase price allocation

Recro accounted for the Acquisition as the purchase of a business under generally accepted accounting principles in the U.S. (U.S. GAAP). Under this method of accounting, the assets of IriSys will be recorded as of the acquisition date at their fair values and consolidated with Recro. The fair value estimates include, but are not limited to, future expected cash flows, revenue and expense projections, discount rates and revenue volatility. Recro is still in the process of assembling the information necessary to finalize the allocation of the total purchase price, which will likely change upon completion of this assessment process.

The aggregate purchase price consideration was comprised of cash consideration, a subordinated promissory note and a contractual obligation to issue 9,302,718 shares of the Company’s common stock on the six-month anniversary of the closing, subject to a working capital adjustment. The following table summarizes the estimated consideration paid:

August 13, 2021
Cash paid, net of cash acquired	$24,006
Fair value of shares issuable to former equity holders of IriSys	20,931
Fair value of note with former equity holder of IriSys	5,240
Total estimated consideration	$50,177

The fair value of the shares issuable was determined by using the price of the Company's common stock on the acquisition date, less a discount for lack of marketability due to the shares being unregistered shares of the Company. The fair value of the note was determined using a discounted cash flow analysis that incorporated an estimate of the market interest rate for debt of similar terms and credit risk on the acquisition date.

The Company incurred $1,211 in transaction costs related to the acquisition that were expensed as incurred and classified as selling, general and administrative expenses.

The following table summarizes the provisional fair values of the assets acquired and liabilities assumed at the date of acquisition:

As of August 13, 2021
Assets acquired:
Accounts receivable	$912
Contract assets	505
Inventory	685
Prepaid expenses and other assets	91
Property and equipment	9,304
Right of use assets	5,559
Intangible assets	6,128
Goodwill	35,249
Other noncurrent liabilities	146
Total assets acquired	$58,579

Liabilities assumed:
Accounts payable	$730
Accrued expenses and other liabilities	1,512
Operating lease liability	5,559
Debt from finance loan	415
Other liabilities	186
Total liabilities assumed	$8,402

Net assets acquired	$50,177

The amounts above represent the Company's current provisional fair value estimates and are subject to subsequent adjustments as additional information is obtained and valuations are finalized during the measurement period. The primary areas of estimates that are not yet finalized include the final outcome of the net working capital adjustment, certain tangible assets acquired and liabilities assumed, as well as the identifiable intangible assets. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based on their acquisition date estimated fair values. The identifiable intangible assets consisting of customer relationships, acquired backlog and trademark and tradename were assigned provisional fair values of $4,830, $957 and $341, respectively. Customer relationships, acquired backlog, and trademarks and trade names are subject to amortization on a straight-line basis and are being amortized over 12, 2.4 and 1.5 years, respectively.

The fair value of property, plant and equipment was determined using a cost approach valuation method. The customer relationships and acquired backlog were valued using the multi-period excess earnings method and trademarks and trade names were valued using the relief from royalty method. These methods require several judgments and assumptions to determine the fair value of intangible assets, including revenue growth rates, discount rates, EBITDA margins, and tax rates, among others. These nonrecurring fair value measurements are Level 3 measurements within the fair value hierarchy.

Goodwill represents the excess of the purchase price over the net identifiable tangible and intangible assets acquired. The goodwill related to the acquisition was attributable to expected synergies, the value of the assembled workforce as well as the collective experience of the management team with regards to its operations, customers, and industry. The goodwill is deductible for tax purposes.

These preliminary estimates of fair value and estimated useful lives may be different from the amounts included in the final Acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma combined financial statements.

4. Pro forma adjustments

Adjustments included in the pro forma adjustments column of the pro forma combined balance sheet and the pro forma combined statement of operations include the following:

(a)
Reflects adjustments to depreciation of $0.5 million based on the preliminary fair value estimates of IriSys property, plant and equipment, which are preliminary and subject to change.

(b)
Reflects the adjustment to selling, general and administrative expenses to exclude $1.2 million in transaction costs incurred related to the acquisition.
(c)
Reflects adjustments to amortization of $0.7 million based on the preliminary fair value estimates of identifiable intangible assets, which are preliminary and subject to change.
(d)
Reflects the repayment of historic indebtedness of IriSys at closing, which resulted in the elimination of $0.1 million of historic interest expense related to that indebtedness, as well as interest expense related to the issuance of a note to a former shareholder of IriSys of $0.5 million. Interest expense on the note was estimated using an effective rate of interest of approximately 15%.
(e)
Reflects the portion of the 9.3 million shares of common stock of Recro that are issuable to the former shareholders of IriSys six months after the date of the Acquisition that was not already included in the weighted average shares outstanding reported by Recro for the nine months ended September 30, 2021.